February 13, 2007

Source Petroleum, Inc.

Suite 620, 304 - 8th Avenue, S.W.

Calgary, Alberta T2P 1C1 Canada

Dear Sirs:

Re:        Registration Statement on Form S-4

We are counsel to Source Petroleum, Inc. ("Source Petroleum"), a corporation to be incorporated under the Alberta Business Corporations Act, and have assisted in the preparation of the Registration Statement of "Source Petroleum" on Form S-4 (the "Registration Statement") filed in connection with the continuance of such corporation from Nevada to Alberta, Canada.

In rendering this opinion we have assumed that all of the issued and outstanding shares (the "Shares") of Source Petroleum Inc., the Nevada company ("Source Petroleum Nevada") have been validly issued and fully paid and non-assessable under the laws of the State of Nevada.

Based upon and subject to the foregoing, we are of the opinion that upon the effective date of the continuance, each issued and outstanding share of Source Petroleum Nevada shall automatically, without any action on the part of Source Petroleum or a stockholder, become one issued and outstanding share of Source Petroleum.

This opinion is being furnished solely in connection with the filing of the Registration Statement with the Securities and Exchange Commission, and we hereby consent to the use of this opinion as an exhibit to the Registration Statement. This opinion may not be relied upon, used by or distributed to any person or entity for any other purpose without our prior written consent.

Yours truly,

Clark Wilson LLP

/s/ Clark Wilson LLP

HSBC Building 800 – 885 West Georgia Street Vancouver BC V6C 3H1 Canada Tel.: 604.687.5700 Fax: 604.687.6314 www.cwilson.com

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